EXHIBIT 99.1

Common Stock

		Avg. Price
Date	Shares Purchased/(Sold)	Per Share
2/16/2016	6,600	$2.21
2/12/2016	18,000	$2.27
2/11/2016	29,205	$2.27
2/10/2016	28,400	$2.27
2/10/2016	4,000	$2.28
2/9/2016	20,000	$2.27
2/9/2016	2,472	$2.28
2/8/2016	9,000	$2.25
2/5/2016	41,300	$2.33
2/5/2016	12,000	$2.31
1/11/2016	1,700	$2.27

In addition, on February 20, 2016, Ephraim Fields acquired 200,800 shares at $2.50 per share when put options (which he had previously sold short) were assigned to him.

May 2016 $2.50 Call Options

		Avg. Price
Date	Options Purchased/(Sold)	Per Option
2/12/2016	(1,800)	$0.15

May 2016 $5.00 Put Options

		Avg. Price
Date	Options Purchased/(Sold)	Per Option
2/10/2016	60	$2.72